EXHIBIT 99.1

XBiotech Announces Dividend to Holders of Common Stock

AUSTIN, Texas, July 06, 2021 (GLOBE NEWSWIRE) -- XBiotech Inc.’s (NASDAQ: XBIT) (“XBiotech”) Board of Directors has declared an extraordinary cash dividend of approximately $2.50 per share, or up to an aggregate of $75 million, to holders of its common stock. This one-time, special dividend will be payable on July 23, 2021 to stockholders of record at the close of business on July 16, 2021.

“XBiotech’s proven ability to develop highly valued drug candidates, revenue from contract operations, judicious deployment of operating capital, absence of debt, and very significant emerging opportunities in our pipeline, has created the balance sheet flexibility that enables us to provide shareholders this dividend,” commented John Simard, chairman and CEO of XBiotech.

The Company cannot guarantee any future dividends. The declaration and payment of future dividends, if any, will be at the sole discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s operating results, financial condition and anticipated capital requirements.

About True Human™ Therapeutic Antibodies
XBiotech’s True Human™ antibodies are derived without modification from individuals who possess natural immunity to certain diseases. With discovery and clinical programs across multiple disease areas, XBiotech’s True Human™ antibodies have the potential to harness the body’s natural immunity to fight disease with increased safety, efficacy and tolerability.

About XBiotech
XBiotech is a fully integrated global biosciences company dedicated to pioneering the discovery, development and commercialization of therapeutic antibodies based on its True Human™ proprietary technology. XBiotech currently is advancing a robust pipeline of antibody therapies to redefine the standards of care in oncology, inflammatory conditions and infectious diseases. Headquartered in Austin, Texas, XBiotech is also leading the development of innovative biotech manufacturing technologies designed to more rapidly, cost-effectively and flexibly produce therapies urgently needed by patients worldwide. For more information, visit www.xbiotech.com.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements, including declarations regarding management's beliefs and expectations that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "could," "expects," "plans," "contemplate," "anticipates," "believes," "estimates," "predicts," "projects," "intend" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties are subject to the disclosures set forth in the "Risk Factors" section of certain of our SEC filings. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact

Kaitlyn Hopkins
khopkins@xbiotech.com
Tel. 737-207-4600